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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP. ANNOUNCES ACQUISITION OF BOBCAT PRESSURE CONTROL, INC. AND AMENDED AND RESTATED CREDIT FACILITIES

MONDAY, DECEMBER 19, 2005


Columbus, Mississippi. Black Warrior Wireline Corp. (OTCBB-BWWL) ("Black Warrior" or the "Company") announced today that it had completed the acquisition of BobCat Pressure Control, Inc. ("BobCat"). The acquisition was effected as the purchase of all of the outstanding equity securities of BobCat from the holders for a purchase price of approximately $52.3 million, including related fees and expenses and repayment of substantially all BobCat indebtedness. In addition, Black Warrior entered into a non-competition agreement with Bobby Joe Cudd and employment agreements with key employees of BobCat. BobCat provides well intervention services to natural gas and oil exploration and production companies. These services are primarily hydraulic workover services, commonly known as "snubbing," which permit an operator of a well to repair damaged casing, production tubing and downhole production equipment in high pressure, "live well" environments. BobCat also provides wellhead freezing services, hot tapping well access services, and rental tool services. BobCat's services are provided throughout the Mid-Continent area of the United States.

The purchase price was paid in cash at the closing of the acquisition out of borrowings under an amended and restated senior lien credit agreement and a second lien credit agreement entered into concurrently with the closing of the BobCat acquisition with General Electric Capital Corporation, as lender and agent for lenders.


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Simmons & Company International acted as financial advisors to Black Warrior in the acquisition of BobCat.

Black Warrior's amended and restated senior lien credit agreement with General Electric Capital Corporation provides for a three-year, $50.0 million senior secured credit facility consisting of a working capital revolving loan facility of up to $15.0 million, a term loan totaling $30.0 million and a one-year capital expenditure loan facility of up to $5.0 million. The proceeds of the term loan borrowing were used to pay a portion of the BobCat transaction purchase price and to repay certain existing Black Warrior debt and for general corporate purposes. This new senior secured debt facility replaces the expiring senior secured debt facility with General Electric Capital Corporation.

In addition to the senior secured credit facility, Black Warrior entered into a second lien credit facility with General Electric Capital Corporation pursuant to which it borrowed $25.0 million, the proceeds of which were used to fund a portion of the BobCat acquisition. The loan matures and is due and payable on March 16, 2009, subject to certain mandatory pre-payments. The loan is secured by a second lien on all of Black Warrior's assets.

Concurrently with the borrowings under the credit facilities, the maturity date of approximately $21.9 million principal amount of Black Warrior's subordinated secured debt was extended to June 15, 2009 and $2.1 million of such subordinated debt, including accrued interest, was repaid. No interest or principal payments on the remaining outstanding subordinated debt are permitted until the senior secured loans mature or are repaid. The maturity date of the subordinated debt was extended from February 13, 2008.


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Black Warrior is an oil and gas service company providing services to oil and gas well operators primarily in the United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Ron Whitter, Chief Financial Officer, at (662) 329-1047.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the matters described herein. Such forward-looking statements relate to the Company's ability to generate revenues and attain and maintain profitability and cash flow, the stability and level of prices for natural gas and oil, predictions and expectations as to the fluctuations in the levels of natural gas and oil prices, pricing in the natural gas and oil services industry and the willingness of customers to commit for natural gas and oil well services, the ability of the Company to engage in and complete the proposed recapitalization and restructuring of its balance sheet, a proposed underwritten public offering of its securities, the possible refinancing of its outstanding indebtedness, the ability of the Company to integrate and successfully operate the business activities of BobCat, a merger of the Company or sale of its assets or another business combination transaction, the ability of the Company to raise debt or equity capital to recapitalize or restructure its balance sheet and to obtain additional financing when and if required, the ability to maintain compliance with the covenants of its credit agreements and other loan agreements pursuant to which securities, including debt instruments, have been issued and obtain waivers of violations that occur and consents to amendments as required, the ability to implement and, if appropriate, expand a cost-cutting program, if required, the ability to compete in the premium natural gas and oil services market. The inability of the Company to meet these objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the natural gas and oil industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for natural gas and oil, weather events disrupting natural gas and oil operations and other factors could have a material adverse effect on the Company. Material declines in the prices for natural gas and oil can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's financial condition and its ability to pursue its business strategy and plans. Readers should refer to the Company's Annual Report on Form 10-K and the risk factors disclosed therein.


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